EXHIBIT 99.1

February 24, 2011

Left Behind Games Inc. –Response to Many Investors’ Questions

Dear Shareholders,

As you can probably guess, the combination of our recent filings combined with our 33% decline in share price in one day has resulted in an overwhelming demand from investors for me to respond with a more detailed explanation of our results and comment on the decline in share price.

AVAILABILITY OF YOUR CEO

I currently remain one of the most available CEOs in the public markets. So that I can continue to be accessible, it is important for you to recognize that SEC Regulation FD prevents me from providing any new or privileged information; or even the perception of new or privileged information. I realize this can be frustrating to connect with me but not receive the answer you want or believe I should be able to provide you. So, although I will respond to emails frequently, please understand that if I were to share new or privileged information with our investors, even by accident, I and the company could be fined. The more severe a disclosure, the more potentially severe the consequence could be to our company and shareholder equity. So, if I don’t always respond, know at least that I’m reading every email you send to me or through our website. If I can respond by pointing you to information, or provide my thoughts about a situation which is immaterial to the trading of our stock, I will try and do so.  But again, please do not be offended if I remain silent about something to which a response of any kind could be misinterpreted as an unfair disclosure. To learn more about SEC Regulation FD, go to: http://www.sec.gov/answers/regfd.htm.

UNDERSTANDING YOUR CEO

You know I am well known as the original developer of the first 3D Madden Football franchise, today worth over a billion dollars for Electronic Arts. You also know I was awarded the coveted Inc. Magazine Entrepreneur of the Year award. So you may ask, what gives? Why does this company struggle? What’s wrong with the CEO? The answer is likely not what you’d expect. Before I give you answers to these questions, let me first share my heart.

Despite my accomplishments, you have a CEO who profoundly believes that apart from God Almighty, he can do nothing. I am a passionate believer who does not share the views of condemnation, nor do I believe one can write his own rules for salvation and eternal life. I believe in the Gospel of God’s love to every person on earth. And this gets forgotten in the current political climate. Christ came to give life and give it abundantly. He came to save the lost. And all someone must do is recognize that he is the only man who ever walked the earth to claim to be God and defeated death to prove it. He was seen after his crucifixion by as many as 500 people. I recognize that he is the Savior / Messiah spoken about by Moses and the Prophets. Christianity would have died out as a fad, or as a belief in a crazy man but Jesus proved his claim by performing thousands of witnessed miracles. He had compassion on the most lowly of people. He teaches us to pray for our enemies. And it is my passionate belief that Christ was precisely who he said he was. My faith encourages me to keep our focus, as a company, on creating products that are not religious, but instead, games that will encourage others to think on better things; to consider issues of morality; and provide a healthy alternative in a game industry that puts out content for nothing more than the pursuit of the less-than-almighty dollar.

So, back to the question about our company. What gives? Why do we struggle? The answer is unlikely something you can imagine. But at least 4 companies I know that made significant attempts to build Christian video games, and spent millions of dollars, are now out of business. We are the first profitable Christian video game company. So perhaps your question has more to do with, why doesn’t our share price go up? The answer has much to do with market forces and dynamics of company valuation which I will share later in this letter.

OUR LONG HISTORY

The company was founded in 2001 and incorporated in 2002. We developed our first game which was released in 2006, shortly after we went public. Our stock price reached $7.44 per share and at the peak, we enjoyed a market-cap of more than $200 million even before we released our first game. I believe the rise was the result of a pump-and-dump orchestrated by savvy market manipulators. We saw a gradual and persistent decline in our stock price from $7.44 per share to a bottom of $0.0008 per share. It is my belief this occurred because of a lack of regulation in the OTCBB marketplace at that time. Naked short-sellers could pre-sell stock they never intended to own and create so much selling into the marketplace that it had nowhere to go but downward. To protect our private investors, we gave them significantly more stock for considerably less money to keep the business and their investments alive. We virtually provided this opportunity to any accredited investor who contacted us who had lost money in our stock, those who wanted to average-down their investments. This was an important process, because it strengthened our investor base with investors who were committed to see a Christian video games market established. By doing this, we had to increase the authorized shares in the company over and over again. Eventually, our market-cap was less than $1M at a share price of $0.0008. We had decreased expenses of the business substantially, from 75 workers in 4 countries to just 3 employees. This was, in 2008, a low point for me personally and the beginning of an amazing story of determination, hard-work and eventual redemption. Based upon our plan to continually allow these investors to average-down their investments to keep the business and their investments alive, we rose again and again, despite market forces which attempted to crush us. Thanks to government action in the later part of 2009, Regulation SHO created the foundation by which we, as management, and you, as investors, can see how market-makers manipulate the marketplace by shorting stock they don’t own, but are no longer without oversight. I will discuss this in greater detail below.

OUR RECENT HISTORY

Strategically, many investors believe we would be better off on the Nasdaq, NYSE, or AMEX. Back in November of 2010, just a few months ago, I had thought that all our investors wanted us to do a reverse-split to increase the price per share at least back to pre-forward-split levels. That’s what I had continually told everyone. No “significant” forward-split, but only something to return us back to pre-forward-split levels. The forward-split had occurred in October 2009. What I was unaware of was how the perception of investors had changed about a reverse-split in recent years, because prior to the recession of 2008, small reverse-splits were generally considered positive. However, because of the recession of 2008, many investors began to see companies do reverse-splits to lift a failing company or to try and stay listed on Nasdaq. And that was my mistake. I had not properly understood the perceptions of our investors. And this is the reason why it’s important for you to participate in Surveys, so that I can know how our investors feel.

At that time, many investors asked why I felt the need to announce a reverse-split rather than let the stock run on the good news. The answer is quite simple. I believe it is my obligation to inform investors of changes in corporate structure when I know they are eminent. Failing to have done so would actually have been a form of market manipulation. It’s not right to have a strategy of doing anything based upon the share price. However, this mistake did reaffirm the need for our investors to be more informed.

WHY THE INCREASE IN AUTHORIZED SHARES?

I did what we had promised. Dilution in the December quarter came to a screeching halt by comparison to previous quarters. Look up the numbers for yourself and you will see. The reason we are having to increase the authorized now is simply because we need additional capital to keep the business going.

IMPORTANCE OF CAPITAL

Without capital, we are unable to pursue opportunities as they present themselves, in any form. Whether it be a good place to spend marketing dollars or a good company to acquire. The fact that we’ve been able to attract an institution interested in helping us to use equity to raise the $10M, is a good thing. Because our business is not losing nearly the amount of money it was, this new capital will be spent with the expectation of multiplication. Surely everyone can see the benefit of a profitable business using capital to expand.

RECENTLY RESTATED FINANCIALS

Our new auditors found errors in how we accounted for certain consulting agreements. The newly restated financials resolve this problem. I’ll describe fair-value accounting in greater detail below. But we really have to thank our staff and new auditor firm, as we worked tirelessly for more than 12 hours per day for the past several weeks to successfully restate every quarter. The March 31 financials were audited, and cannot be restated unless they too, are audited. We expect to start working on the new two year audit promptly after the end of our fiscal year on March 31, 2011.

NO REVERSE-SPLIT IN THE NEAR FUTURE

During a November 2010 survey, we discovered that nearly half of our investors do not support a reverse-split. It is my hope and desire that we can gain consensus to eventually do a reverse-split and get on to a larger national exchange. However, at present, I have no desire to do anything whatsoever in which our investors are so evenly divided (nearly 50/50).

SHARE BUYBACK PROGRAM

We still intend to buy back shares. However, at present, we must carefully manage our capital between operations and our desire to acquire shares. However, we may change our view on this at some point.

MARKET-MAKERS, SHORTING AND LIQUIDITY

Market-makers are organizations which do the actual buying and selling of our stock at the lowest level. In many cases, brokerages don’t do their own trading. They use a market-maker (i.e. NITE, ETMM, AUTO etc...) The benefit of a market-maker is that they significantly increase the liquidity for a stock. If you were to sell 10M shares in 2 minutes, obviously there are not enough purchase orders from investors already cued up to fill this need immediately. And this is true for most stocks. So instead, the market-makers buy stock with the intent to make money on it, whether the market goes up or down. In a lot of cases, and to help them minimize their downside risk, they will hedge their investment as well. In this way, they can also maximize their upside and provide the liquidity in the marketplace for us all to enjoy! If there were no market-makers willing to do this, there would be little or no real market for our securities (i.e. public markets)

Shorting is the opposite of investing for the upward movement of a stock. To make money shorting, a market-maker presells stock (in many cases they don’t own) and buys it back at a lower price, keeping the difference. It also serves as a tool to hedge their investment, limit their downside, should a stock not perform as expected. If market-makers were not given this tool, their risk to keep liquidity in the marketplace increases. And in my opinion, if we were to abolish shorting, liquidity in the market would dry up because a market-makers risk would be perceived as too much. The problem with shorting, however, is that it can be used to manipulate a market. If, for example, a company puts out great news. Let’s suppose the public buys the stock. However, if the market-makers short (pre-sell) too much stock, the price can actually go down. This dynamic is not so bad, because all shorts must cover their positions and buy-back-to-settle. So, when lots of buying is going on in a stock, market-makers are kept in check because too much shorting can result in them losing money if buyers continue to buy in the market.

However, the real problem with shorting in the market is two-fold. One, too much shorting on good news unfairly misrepresents the market for a stock to its investors...for the potential benefit of the market-maker only. On the other hand, the method by which market-makers cover (buy-back-to-settle) stock is, in the case of our stock, completely manipulated. If a market-maker has been short too much stock after 3 days of trading, they intentionally coordinate a downward value in the price per share until such time as their short positions are covered. In other words, if they buy the stock at the lower price than when they pre-sold it (shorted it), then they don’t lose money. In fact, they can make a lot of money doing this. Andrew Cuomo, the former Attorney General for the State of New York, estimated that more than 3 trillion dollars was extracted from the American economy using these strategies.

So, how do we solve this? I’m not sure. The existence of market-makers is critical to market liquidity. If we take away their incentives, they may leave and the markets dry up.

Yesterday, it is apparent that although we had 211,586,258 shares in volume, 47,001,773 were shorts (pre-selling). Considering that our current average volume has been 36M shares, the current short-position by market-makers is astounding. Had there been no shorts yesterday, more shares would have been bought than sold and our stock price should have gone up. To see the daily volume and short positions for yourself, go to: http://regsho.finra.org/regsho-February.html, and click into the ORF section. Then, look up our ticker symbol “LFBG”.

MESSAGE BOARDS

Beware of all message boards. The problem is that many people say a stock is going down, specifically so that can buy it at a lower price. And then these same people say a stock is going up, when they intend to sell. Because you can’t trust the motives of these strangers, we recommend highly that you avoid them. Also, the information they post cannot be relied upon. Listening to the advice of anyone but a financial advisor is nothing short of bad investing.

ACCOLADES FOR THE PCAOB, SEC AND FINRA

The PCAOB is the Public Company Accounting Oversight Board. Their job is to oversee the Auditors themselves who service public companies. In recent years, they have substantially increased their inspections of auditors and I believe, has resulted in increased protection for investors in the past several years.

Everyone knows about the SEC is the Securities & Exchange Commission. But not everyone fully understands how difficult their job is. They regulate companies (like ours), brokers (who manage your money), auditors (who verify our accounting) and numerous other entities at work in the public arena, including market-makers, investment banks, etc... Considering the degree of illegal activity in the marketplace, they have a daunting task and we should all be grateful for their existence, even if we generally don’t like big government. Thanks to Mary Shapiro’s leadership in recent years, and fraud finders who caught Bernie Madoff, they are working harder than ever to protect us as investors. Now, having said this, I will share with you further below how the rules have, are and continue to be manipulated.

Not everyone really understands what FINRA is. The name stands for Financial Industry Regulatory Authority. In a nutshell, they are known as the enforcement arm for the SEC. And although many in the public company business know this, I found it odd that an SEC examiner disagreed with this characterization. Put plainly, I was told by the SEC that FINRA is completely separate from the SEC and what they do at any particular time is often completely unknown by the SEC. This makes some sense; the FBI doesn’t likely share with local officials or even the justice department what it is doing. As an enforcement agency in recent years, they have and continue to do an excellent job catching people who illegally put their own needs far in front of their investors.

PCAOB’S SUSPENSION OF OUR FORMER AUDITORS’ LICENSE

CRITICISMS OF THE PCAOB, SEC AND FINRA

It turns out that our former auditor, a previous lead auditor for Ernst & Young, has shifted his interested to become that of a public company CFO. Accordingly, we were his very last client. The PCAOB knew this. Knowing this, with just 3 weeks left to file our 10-Q, they suspended our former auditors license with the full knowledge it could result in our inability to A) hire a new audit firm (which normally takes 1-2 weeks minimum); and B) file timely for the quarter. Worse, because our current financial rely upon audits from our former auditor, they knew when they suspended his license that it would be impossible for us to complete both a new quarter’s review with a new auditor AND a two-year audit. As a result, until our new auditor completes our audit scheduled to begin immediately after 3/31/2011, our company would be prevented from completing a registration statement of any kind, or other matters which rely upon audited financial. And worse, it is also why we may end up with an E after our ticker, or why until the audit is completed, we’ll end up on a lower trading exchange, such as LFBG.PK instead of LFBG.OB. Such events outside of our control, I believe, were responsible for today’s impacted price per share. I believe this may have been an intentional attack upon our company, although impossible to prove. Anyone in their right mind at the PCAOB would have known that by simply informing us, we would insist that our auditor meet with the PCAOB to avoid losing his license and avoid the impact of this decision upon our ability to do business. It would have been one thing if the suspension was based upon their review of his auditing. But instead, it was based upon their inability to setup a meeting.

The SEC and Fair Value Accounting

My criticisms do not stop there with the PCAOB. The SEC’s new fair value accounting method is skewed to help the rich get richer and the poor get poorer. If you earn cash as a consultant, and then have the right to convert that cash, if unpaid, into stock, your transaction must hit the income statement if the value of the shares you receive exceeds the market-value of the shares. This seems fair enough. However, if you are a cash investor, you can buy stock at any discount determined by the company, and any potential benefit you are to receive as a result of receiving a discount, does not impact the company’s balance sheet at all.

My compensation is a perfect example of the inconsistent fair value accounting rules. I received stock as compensation in 2009 equal to the then fair-value of more than $3 million dollars. But according to the rules, I have to hold the stock precisely as long as a cash investor before I can consider selling it. In my particular case, if I was to sell any stock, I have the benefit of igniting war with some investors who believe I should work for free. I’ve received bomb threats and have been told more nasty things than you can imagine because of A) my previous stock sales in October of 2009; and B) my receipt of this $3 million dollars in stock. The greatest tragedy is that to this very day, I haven’t received a penny of it. And worse, I allowed dilution of my own shares for the benefit of our shareholders. I was once a 50% shareholder. Today, I hold less than 2% of the outstanding common stock shares. My intent has and will always be to own 10% of our company on a long-term basis. Next time, however, I will ask our Board of Directors to allow me to purchase stock as cash at a discount, and in this way, according to the rules, my purchase should not impact our income statement. At least, this is my understanding from our legal and accounting advisors. Going forward, I don’t plan to sell any shares unless I have to. For my family, LFBG shares represent our retirement. Currently, my salary is $60,000 per year for those who care to know.

The fact is, my family has invested everything we own for the sake of the Company. We lost our only two investment properties and nearly lost our own home, because we mortgaged everything with the initial benefit going to the company. So you can see how upsetting it is that our investors are told in every appropriate financial statement that I received more than $3 million in stock-based compensation. Fact is, that same stock today is worth no more than 1/10th that and I haven’t received a penny of it.

Although FINRA responded to my criticism in 2009 to help make our markets more reliable and stable, they prevented us from meeting our effective date of our recent change in domicile to Nevada. I believe this was unfair and a hindrance to our business. The examiner didn’t even read the information we had sent. It seems as though there is too much pressure upon FINRA staff. And this pressure seems to cloud their judgment between matters of administration versus matters of a relevant concern. I can only hope FINRA will do a better job discerning the difference and not inappropriately delay or interfere in important timed events important to move our business forward.

The Forward-Split Rule scam

Because we did a forward-split, for the benefit of all investors in October 2009, we learned about this scam after it was too late. Because many market-makers hold ongoing short-positions, only events like SPLITS cause them to cover their positions. This normally wouldn’t be a problem. Except that the rules require us to announce a forward-split at least 3 weeks before their effective dates. This gives market-makers the opportunity to cover their ongoing holds over a 3 week period. The problem is exacerbated with more manipulation as our attempt to reward existing investors with a dividend becomes advance notice for new investors to get in, get the dividend, and then sell it back into the market for a profit...all without regard for the original investors in the first place. Isn’t that a scam if you ever heard it?

FINANCIAL PROFESSIONAL

If you do not have a financial advisor, let me recommend you get one. If you don’t have one, make sure to find one that believes penny-stocks are highly speculative. The reason isn’t always because of the company itself; it’s the market dynamics which create higher risk.

READ THE RECENT PRESS RELEASE IN CONTEXT

LEFT BEHIND GAMES REPORTS RECORD EARNINGS AND REVEALS SNAPSHOT OF FUTURE PLANS

LOS ANGELES - February 23, 2011 - Left Behind Games Inc. (OTC: LFBG) today reported record revenues of $1,136,266 and a net profit of $124,323 for the three months ended December 31, 2010, compared to revenues of $52,868 and a net loss of $7,593,609 a year ago, respectively, making LB Games® the first public company to profitably offer Christian video games.

LB Games CEO, Troy Lyndon, says, “We are pleased to report operational profitability has resulted from increased interest in our products because of our 2010 expansion; the most significant in our history.”

LB Games’ product line grew in 2010 from 7 to 11 products, releasing 4 new Christian games in 2010 including Praise Champion, the highest-quality Christian Karaoke game, King Solomon’s Trivia Challenge, the highest-quality Bible Trivia game, Left Behind 3: Rise of the Antichrist, based upon the New York Times #1 best-selling novel series by Tim LaHaye and Jerry Jenkins, which has sold more than 65 million books worldwide, and Charlie Church Mouse: SuperPak and 3D Bible Adventures, based upon the popular television character.

CEO Lyndon, continues, “We supported the release of these 4 new titles with our largest national advertising campaign in five years. This product expansion was made possible as a result of strategic relationships resulting from our acquisitions of the Charlie Church Mouse brand and Cloud 9 Games’ assets.”

Today, Left Behind Games also announced it has taken steps to facilitate $10 million dollars in capital to expand its product line, enter new markets and diversify onto new platforms. Most notably, LB Games further announced its anticipated release of the first high-quality scripture memorization game, currently titled King Solomon’s Scripture Challenge, which is due out in later 2011.

Among other highlights of its quarterly filing, LB Games reported a reduction in accounts payable and accrued expenses of $976,542 in the past 12 months and an increase in shareholder equity of $975,394 in the past 12 months.

INVESTOR CONSENSUS

I will do my best to build consensus among our investor base with regard to important matters going forward. It doesn’t mean I can always do this. But I will try whenever possible. Please let me know your perspective by filling out my new Investor Survey at: https://www.surveymonkey.com/s/LeftBehindGamesFebruary2011

IN CLOSING

Know that I’m a CEO who cares. I’m all in and stand to lose as much as anyone. Accordingly, for the benefit of us all, I will continue to work tirelessly in building LFBG not only as the first profitable Christian video game company, but one of the most formidable competitors in the highly competitive industry of video games. We now have the team, the intellectual property and, soon, the necessary capital to take LFBG to the next level.

With kindest regards,

Troy Lyndon

Chief Executive Officer

Left Behind Games Inc.

(LB Games, Inspired Media Entertainment, Cloud 9 Games & MyPraize)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management, including the expectation of improved sales of the company's products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.